Exhibit 10.39

PENSION BENEFIT EQUALIZATION PLAN

OF

MOODY’S CORPORATION

Amended and Restated Effective as of January 1, 2008

I	PURPOSE OF THE PLAN

The purpose of the Pension Benefit Equalization Plan of Moody’s Corporation (the “Plan”) is to provide a means of equalizing the benefits of those employees of Moody’s Corporation (the “Corporation”) and its subsidiaries participating in the Retirement Account of Moody’s Corporation (the “Retirement Account”) whose funded benefits under the Retirement Account are or will be limited by the application of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable law or regulation. The Plan is intended to be an “excess benefit plan”, as that term is defined in Section 3(36) of ERISA, with respect to those participants whose benefits under the Retirement Account have been limited by Section 415 of the Code, and a “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to those participants whose benefits under the Retirement Account have been limited by Section 401(a)(17) of the Code. The Plan is hereby amended and restated effective as of January 1, 2008 to comply with the requirements of Section 409A of the Code (“Section 409A”), and shall be interpreted accordingly. The provisions of the Plan as in effect on December 31, 2007 apply to any participant whose benefits commenced on or before that date.

II	ADMINISTRATION OF THE PLAN

The Board of Directors (“Board”) of the Corporation and the Compensation and Benefits Committee appointed by the Board (the “Committee”) severally (and not jointly) shall be responsible for the administration of the Plan. The Committee shall consist of not less than three (3) nor more than seven (7) members, as may be appointed by the Board from time to time. Any member of the Committee may resign at will by notice to the Board or be removed at any time (with or without cause) by the Board.

The members of the Committee may from time to time allocate responsibilities among themselves and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion.

The Committee (and its delegees) shall have the exclusive authority to interpret the provisions of the Plan and construe all of its terms (including, without limitation, all disputed and uncertain terms), to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all Participants, Former Participants, Vested Former Participants and Surviving Spouses. All deference permitted by law shall be given to such interpretations, determinations and actions.

Any action to be taken by the Committee shall be taken by a majority of its members, either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one Committee member and the secretary of the Committee shall be sufficient evidence to any person of any action taken pursuant to the Plan.

Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.

III	PARTICIPATION IN THE PLAN

All members of the Retirement Account shall be eligible to participate in this Plan whenever their benefits under the Retirement Account, as from time to time in effect, would exceed the limitations on benefits and contributions imposed by Sections 401(a)(17), 415(b) or any other applicable Section of the Code, calculated from and after September 2, 1974. For purposes of this Plan, benefits of a participant in this Plan shall be determined as though no provision were contained in the Retirement Account incorporating limitations imposed by Sections 401(a)(17), 415(b) or any other Section of the Code.

IV	EQUALIZED BENEFITS

The Corporation shall pay to each eligible member of the Retirement Account and his beneficiaries a supplemental pension benefit equal to the benefit which would have been payable to them under the Retirement Account, as if no provision were set forth therein incorporating limitations imposed by Sections 401(a)(17), 415(b) or any other applicable Section of the Code, to the extent that such benefit otherwise payable under the Retirement Account exceeds the benefit limitations related to the Retirement Account as described in Section III of this Plan.

A participant’s Grandfathered Benefit shall be paid as follows:

(a)	Subject to Section XI of this Plan, such supplemental pension benefits shall be payable in accordance with all of the terms and conditions applicable to the participant’s benefits under the Retirement Account, including whatever optional benefits he may have elected; provided, however, if an Election (as defined in Section VIII of this Plan) or a Special Election (as defined in Section IX of this Plan) has been made and becomes effective prior to the date when benefits under this Plan would otherwise be payable, the form of payment of benefits under this Plan shall be in the form so elected pursuant to such Election or Special Election; provided further, that notwithstanding any Election or Special Election, if the lump sum value, determined in the same manner as provided under Section VIII below, of the benefits payable under this Plan is Ten Thousand Dollars ($10,000) or less at the time such benefits are payable under this Plan, such benefits shall be payable as a lump sum.

(b)	Any portion of the benefits payable under this Plan as a lump sum, including any amounts payable as a lump sum under Section IV, shall be paid sixty (60) days after the date when payments of the same benefits under this Plan, if payable in the form of an annuity, would otherwise commence, or as soon as practicable thereafter, provided the Committee has approved such payment. Any such lump sum distribution of a participant’s or beneficiary’s benefits under this Plan shall fully satisfy all present and future Plan liability with respect to such participant or beneficiary for such portion or all of such benefits so distributed. Any portion of the benefits payable under this Plan as an annuity shall commence on the date when annuity benefits under this Plan would otherwise commence, without regard to any Election or Special Election.

Subject to Section XI of this Plan, a Participant’s Non-Grandfathered Benefit under the Plan shall be paid in a lump sum on the six-month anniversary of the participant’s “separation from service” (as defined in guidance issued pursuant to Section 409A).

For purposes of the Plan:

(x)	A participant’s “Grandfathered Benefit” means a participant’s vested benefit under the Plan as of December 31, 2004, determined in accordance with the principles of Q&A-17(a) of IRS Notice 2005-1 or any applicable successor guidance issued by the Internal Revenue Service of the U.S. Treasury Department. Notwithstanding the foregoing, no participant who is an active employee of the Corporation or any subsidiary after December 31, 2004 shall be treated as having any Grandfathered Benefit.

(y)	A participant’s “Non-Grandfathered Benefit” means the entire benefit of a participant who does not have a Grandfathered Benefit.

V	PAYMENTS OF BENEFITS IN THE EVENT OF DEATH

In case of the death of the participant, the Grandfathered Benefit shall, where applicable and subject to Section XI of this Plan, be distributed to the surviving beneficiary who has been designated to receive benefits under the Retirement Account and in the manner which has been elected under the Retirement Account; provided, however, if an Election (as defined in Section VIII of this Plan) or a Special Election (as defined in Section IX of this Plan) has been made and becomes effective prior to the date when benefits under this Plan would otherwise be payable, the form of payment of benefits payable to such surviving beneficiary under this Plan shall be in the form so elected pursuant to such Election or Special Election; provided further, that notwithstanding any Election or Special Election, if the lump sum value, determined in the same manner as provided under Section VIII below, of the benefits payable under this Plan is Ten Thousand Dollars ($10,000) or less at the time such benefits are payable to such surviving beneficiary under this Plan, such benefits shall be payable as a lump sum.

In the case of the death of the participant, the Non-Grandfathered Benefit shall, where applicable and subject to Section XI of the Plan, be distributed to the surviving beneficiary who has been designated to receive benefits under the Retirement Account in the form of a lump sum as soon as administratively practicable following the participant’s death.

If the participant has not designated a beneficiary under the Retirement Account, or if no such beneficiary is living at the time of the participant’s death, the amount, if any, in the participant’s account that is distributable upon his death shall be distributed to the person or persons who would otherwise be entitled to receive a distribution of the participant’s Retirement Account benefits. Payment to such person or persons shall completely discharge the Plan with respect to the amount so paid.

VI	CHANGE IN CONTROL

(a)	Upon the occurrence of a “Change in Control” of the Corporation, as such term is defined below,

(i)	each participant and beneficiary already receiving benefits and/or survivor’s benefits under the Plan shall receive a lump sum distribution of their unpaid benefits and/or survivor’s benefits under the Plan in an amount equal to the present value of such benefits and/or survivor’s benefits in full satisfaction of all present and future Plan liability with respect to such participant or beneficiary, and

(ii)	each vested participant who is not already receiving benefits under the Plan shall receive (a) a lump sum distribution of the present value of his accrued benefit under the Plan as of the date of such Change in Control, within thirty (30) days of the date of such Change in Control and (b) a lump sum distribution of the present value of his additional benefit, if any, accrued under the Plan from the date of the Change in Control until the date he retires or terminates employment with the Corporation (x) within thirty (30) days from the date of the participant’s retirement or termination of employment with the Corporation with respect to Grandfathered Benefits, and (y) the first day of the seventh month following the date of the participant’s retirement or termination of employment with the Corporation with respect to Non-Grandfathered Benefits.

(b)	In determining the amount of the lump sum distributions to be paid under this Section VI, the following actuarial assumptions shall be used:

(i)	the interest rate used shall be the interest rate used by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities as of January 1st of either the year of the occurrence of the Change in Control or the participant’s retirement or termination of employment, whichever is applicable;

(ii)	the 1983 Group Annuity Mortality Table shall be used; and

(iii)	it shall be assumed that all participants retired or terminated employment with the Corporation on the date of the occurrence of the Change in Control for purposes of determining the amount of the lump sum distribution to be paid upon the occurrence of the Change in Control.

(c)	For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if there is a change in ownership of the Corporation, a change in the effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation. For this purpose, a change in the ownership of the Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation. A change in effective control of the Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 50 percent or more of the total voting power of the stock of the Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

VII	FUNDING

Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Corporation; provided, however, that the Corporation reserves the right to establish one (1) or more trusts to provide alternate sources of benefit payments under this Plan, provided further, however, that upon the occurrence of a “Potential Change in Control” of the Corporation, as defined below, to the extent consistent with Section 409A, the appropriate officers of the Corporation are authorized to make contributions to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Plan participants required pursuant to Section VI of this Plan in the event of a Change in Control of the Corporation; provided further, however, that if payments are made from such trust fund, such payments will satisfy the Corporation’s obligations under this Plan to the extent made from such trust fund.

(a)	In determining the amount of the necessary contribution to the trust fund in the event of a Potential Change in Control, the following actuarial assumptions shall be used:

(i)	the interest rate used shall be the interest rate used by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities as of January 1st of the year of the occurrence of the Potential Change in Control;

(ii)	the 1983 Group Annuity Mortality Table shall be used; and

(iii)	it shall be assumed that all participants will retire or terminate employment with the Corporation as soon as practicable after the occurrence of the Potential Change in Control.

(b)	For the purposes of this Plan, “Potential Change in Control” means:

(i)	the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;

(ii)	any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;

(iii)	any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation (or a Corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing nine and one-half percent (9.5%) or more of the combined voting power of the Corporation’s then outstanding securities, increases his beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person; or

(iv)	the Board of Directors of the Corporation adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Corporation has occurred.

VIII	ELECTION OF FORM OF PAYMENT

With respect to the Grandfathered Benefit only, a participant under this Plan may make an election, on a form supplied by the Committee, to receive all, none, or a specified portion of his benefits under this Plan in a lump sum and to receive any balance of such benefits in the form of an annuity (an “Election”); provided, that any such Election shall be effective for purposes of this Plan only if (i) such participant remains in the employment of the Corporation or an Affiliate (as defined under Section XI below), as the case may be, for the full twelve (12) calendar months immediately following the Election Date of such Election, except in the case of such participant’s death or disability, as provided below, and (ii) such participant complies with the administrative procedures set forth by the Committee with respect to the making of the Election. A participant making such Election shall be subject to the provisions of Section XI of this Plan.

A participant may elect a payment form different than the payment form previously elected by him under this Section VIII by filing a revised election form; provided, that any such new

Election shall be effective only if the conditions in clauses (i) and (ii) of the immediately preceding paragraph are satisfied with respect to such new Election. Any prior Election made by a participant that has satisfied such conditions remains effective for purposes of this Plan until such participant has made a new Election that satisfies such conditions.

A participant making an election under this Section VIII may specify the portion of his benefits under this Plan to be received in a lump sum as follows: zero percent (0%), twenty five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%).

In the event a participant who has made an Election dies or becomes “totally disabled” (as defined in and for purposes of the long term disability plan of the Corporation as in effect from time to time) while employed by the Corporation or an Affiliate and such death or total disability occurs during the twelve (12) calendar month period immediately following the Election Date of such Election, the condition that such participant remain employed with the Corporation or an Affiliate (as defined in Section XI) for such twelve (12) month period shall be deemed to be satisfied and such Election shall be effective with respect to benefits payable to such participant or participant’s beneficiaries under this Plan.

The amount of any portion of the benefits payable as a lump sum under this Section VIII will equal the present value of such portion of such benefits, and the present value shall be determined (i) based on a discount rate equal to the average of eighty-five percent (85%) of the fifteen (15) year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three (3) months immediately preceding the date the annuity value is determined and (ii) using the 1983 Group Annuity Mortality Table.

“Election Date” for purposes of this Plan means the date that a properly completed election form with respect to an Election or Special Election (as defined in Section X below) is received by the Corporate Assistant Treasurer of the Corporation.

This Section VIII shall no longer apply to the extent a participant’s benefit becomes a Non-Grandfathered Benefit.

IX	SPECIAL ELECTION OF FORM OF PAYMENT

With respect to the Grandfathered Benefit only, any Participant who, as of the Effective Time, had made a valid Special Election in accordance with the procedures set forth in Section X of the Pension Benefit Equalization Plan of The Dun and Bradstreet Corporation, will be entitled to receive all, none, or his or her specified percentages of his or her Retirement Benefit under the Plan in a lump sum and to receive the balance of such Retirement Benefit in the form of an annuity. The amount of any portion of a Participant’s or a Vested Former Participant’s Retirement Benefit payable as a lump sum under this Section 4.6 will equal the present value of such portion of the Retirement Benefit, and such present value shall be determined (A) based on a discount rate equal to the average of eighty-five percent (85%) of the fifteen (15) year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three (3) months immediately preceding the date the annuity value is determined, and (B) using the 1993 Group Annuity Mortality Table.

In the event a participant who has made a Special Election dies or becomes “totally disabled” (as defined in the long term disability plan of the Corporation as in effect from time to time) while employed by the Corporation or an Affiliate (as defined in Section XI below) and such death or total disability occurs during the one (1) calendar month period immediately following the Election Date of such Special Election, the participant shall, for purposes of this Section IX, be deemed to have been employed with the Corporation or an Affiliate (as defined in Section XI below), as the case may be, for such one (1) calendar month period, and such Special Election shall be effective with respect to benefits payable to such participant or participant’s beneficiaries under this Plan.

The amount of any portion of the benefits payable as a lump sum under this Section IX will equal the present value of such portion of such benefits, and the present value shall be determined (i) based on a discount rate equal to the average of eighty-five percent (85%) of the fifteen (15) year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three (3) months immediately preceding the date the annuity value is determined and (ii) using the 1983 Group Annuity Mortality Table.

This Section IX shall no longer apply to the extent a participant’s benefit becomes a Non-Grandfathered Benefit.

X	INDEMNIFICATION

Subject to certain conditions as provided below, the Corporation shall indemnify each participant or beneficiary who receives any benefits under this Plan in the form of an annuity for any interest and penalties that may be assessed by the U.S. Internal Revenue Service (the “Service”) with respect to U.S. federal income tax on such benefits (payable under the Plan in the form of an annuity) upon final settlement or judgment with respect to any such assessment in favor of the Service, provided the basis for the assessment is that the amendment of this Plan to provide for the Election or the Special Election causes the participant or the beneficiary, as the case may be, to be treated as being in constructive receipt of such benefits prior to the time when such benefits are actually payable under the Plan.

In case any such assessment shall be made against a participant or beneficiary, such participant or beneficiary, as the case may be (the “indemnified party”), shall promptly notify the Corporation’s Treasurer in writing, and the Corporation, upon request of such indemnified party, shall select and retain an accountant or legal counsel reasonably satisfactory to the indemnified party to represent the indemnified party in connection with such assessment and shall pay the fees and expenses of such accountant or legal counsel related to such representation, and the Corporation shall have the right to determine how and when such assessment by the Service should be settled, litigated or appealed. In connection with any such assessment, any indemnified party shall have the right to retain his own accountant or legal counsel, but the fees and expenses of such accountant or legal counsel shall be at the expense of such indemnified party unless the Corporation and the indemnified party shall have mutually agreed to the retention of such accountant or legal counsel.

The Corporation shall not be liable to a participant or beneficiary for any payments under this Section X with respect to any assessment described in the second preceding paragraph if such participant or beneficiary against whom such assessment is made has not notified or allowed the Corporation to participate with respect to such assessment in the manner described above or, following demand by the Corporation, has not made the deposit to avoid additional interest or penalties as described below, or has agreed to, or otherwise settled with the Service with respect to, such assessment without the Corporation’s written consent, provided, however, (i) if such assessment is settled with such consent or if there is a final judgment for the Service, (ii) the Corporation has been notified and allowed to participate in the manner as provided above, and (iii) such participant or beneficiary has made any required deposit to avoid additional interest or penalties as described below, the Corporation agrees to indemnify the indemnified party to the extent set forth in this Section X.

In the event a final settlement or judgment with respect to an assessment as described under this Section X has been made against a participant or beneficiary, such participant or beneficiary may elect to receive a portion or all of his benefits that is otherwise payable as an annuity under the Plan in the form of a lump sum in accordance with procedures as the Committee may set forth, and such lump sum distribution will be made as soon as practicable after any such election. At the time such assessment is made against such participant or beneficiary (the “assessed party”) and prior to any final settlement or judgement with respect to such assessment, if so directed by the Corporation, such assessed party shall, as a condition to receiving an indemnity under this Section X, as soon as practicable after notification of such assessment make a deposit with the Service to avoid any additional interest or penalties with respect to such assessment and, upon the request of such assessed party, the Corporation shall lend, or arrange for the lending to, such assessed party a portion of his remaining benefit under the Plan, not to exceed the lump sum value of such benefit under the Plan, determined using the actuarial assumptions set forth in Section VIII, solely for purposes of providing the assessed party with funds to make a deposit with the Service to avoid any additional interest or penalties with respect to such assessment.

In all events, any payment pursuant to this Section X shall be made by the end of the taxable year following the taxable year in which the interest and penalties are remitted to the applicable taxing authority.

XI	LIMITATIONS ON PAYMENT OF BENEFITS

If a participant under this Plan has, at any time, made an Election or a Special Election to have all or a portion of the benefits under this Plan distributed in a lump sum, and with respect to the entire Non-Grandfathered Benefit in all events, such participant shall be subject to this Section XI.

(a)	Notwithstanding any other provision of this Plan to the contrary, no benefits or further benefits, as the case may be, shall be paid to a participant who is subject to this Section XI, if the Committee reasonably determines that such participant has:

(i)	To the detriment of the Corporation or any Affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than one percent (1%) in a publicly-owned company or organization), the business of which is in direct competition with the business (present or future) of the Corporation or any of its Affiliates;

(ii)	To the detriment of the Corporation or any Affiliate, directly or indirectly competed with the Corporation or any Affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the participant has been primarily engaged on behalf of the Corporation or any Affiliate or in which he has considerable knowledge as a result of his employment by the Corporation or any Affiliate, either for his own benefit or with any person other than the Corporation or any Affiliate, without the prior written consent of the Committee; or

(iii)	Been discharged from employment with the Corporation or any Affiliate for “Cause.”

An “Affiliate” for purposes of this Plan means any corporation, partnership, division or other organization controlling, controlled by or under common control with the Corporation or any joint venture entered into by the Corporation.

(b)	“Cause” for purposes of this Section XI shall include the occurrence of any of the following events or such other dishonest or disloyal act or omission as the Committee determines to be “cause”:

(i)	The participant has misappropriated any funds or property of the Corporation or any Affiliate;

(ii)	The participant has, without the prior knowledge or written consent of the Committee, obtained personal profit as a result of any transaction by a third party with the Corporation or any Affiliate; or

(iii)	The participant has sold or otherwise imparted to any person, firm, or corporation the names of the customers of the Corporation or any Affiliate or any confidential records, data, formulae, specifications and other trade secrets or other information of value to the Corporation or any Affiliate derived by his or her association with the Corporation or any Affiliate.

In any case described in this Section XI, the participant shall be given prior written notice that no benefits or no further benefits, as the case may be, will be paid to such participant. Such written notice shall specify the particular act(s), or failures to act, on the basis of which the decision to terminate his benefits has been made.

Notwithstanding any other provision of this Plan to the contrary, a participant who receives in a lump sum any portion of his benefits under this Plan pursuant to an Election or Special Election,

or because his or her benefit is a Non-Grandfathered Benefit, shall receive such lump sum portion of his benefits subject to the condition that if such participant engages in any of the acts described in clause (i) or (ii) of this Section XI, then such participant shall, within sixty (60) days after written notice by the Corporation, repay to the Corporation the amount described in the immediately following sentence. The amount to be repaid shall equal the amount, as determined by the Committee, of the participant’s lump sum benefit paid under this Plan to which such participant would not have been entitled, if such lump sum benefit had instead been payable in the form of an annuity under this Plan and such annuity payments were subject to the provisions of this Section XI.

XII	MISCELLANEOUS

This Plan may be terminated at any time by the Board, in which event the rights of participants to their accrued benefits shall become nonforfeitable. This Plan may also be amended at any time by the Board, except that no such amendment shall deprive any participant of his benefits accrued at the time of such amendment.

No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation. The Corporation expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

All payments made pursuant to this Plan shall be subject to all applicable tax withholdings.

Capitalized terms not defined in the Plan shall have the meaning set forth in the Retirement Account.

This Plan and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

XIII	EFFECTIVE DATE

This Plan was originally effective as of September 30, 2000, upon its adoption by the Board of Directors of Moody’s Corporation. The Plan is hereby amended and restated effective of January 1, 2008.